Exhibit 10.10

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT ("Agreement") made this ____ day of May, 1998, by and among GREENSTAR HOLDINGS, INC., a Florida corporation ("Buyer"), and CANCER TREATMENT HOLDINGS, INC., a Nevada corporation ("CTH") and ADVANCED ONCOLOGY SERVICES, INC., a Florida corporation ("AOS"), (CTH and AOS are sometimes referred to herein jointly and severally as"Seller").

                                    RECITALS:

         A. Seller desires to sell to Buyer substantially all of the assets of Seller used or held for use in the conduct of Seller's and each "Affiliates'" (as hereinafter defined) business (the "Business"), and Buyer desires to purchase such assets , and to assume certain specified liabilities of Seller, on the terms and conditions hereinafter set forth.

         B. CTH owns, or as of the Closing shall own, one hundred percent of the issued and outstanding shares of each of the entities set forth on EXHIBIT A attached ("CTH Subsidiaries").

         C. Cancer Treatment Inc. ("CTI") owns, or as of the Closing shall own, one hundred percent (100%) of the issued and outstanding shares of CTI of Palm Beach, Inc. and AOS.

         D. AOS owns, or as of the Closing shall own, one hundred percent (100%) of the issued and outstanding shares of: (i) Med Tech Services of South Florida, Inc., a Florida corporation ("MTSSF"); and (ii) Med Tech Services of Palm Beach, Inc., a Florida corporation ("MTSPB").

         E. SCHEDULE 4.1(A) attached hereto sets forth a true and complete organizational chart of the Seller and each of the entities set forth on
SCHEDULE 4.1(A) hereto as of the date hereof. SCHEDULE 4.1(B) attached hereto sets forth a true and complete organizational chart of the Seller and each of the entities set forth on SCHEDULE 4.1(B) hereto as of the Closing Date. Each of the entities other than CTH and CTI Management, Inc. ("CTIM") set forth on
SCHEDULE 4.1(A) and 4.1(B) are hereinafter jointly and severally referred to as an "Affiliate".

         F. It is anticipated that as of the "Closing" (as hereinafter defined), the Seller shall not have been able to obtain the "Regulatory Approvals" (as hereinafter defined) with respect to CTI of West Virginia, Inc. ("Logan") and Ambergris, Inc. ("Martinsburg") ("Deferred Assets") and the parties desire to set forth a method for the Buyer to acquire the Deferred Assets subsequent to the Closing, subject to the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

         1. TRANSFERRED AND EXCLUDED ASSETS.

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                  1.1 TRANSFERRED ASSETS. Seller agrees to sell, transfer,
convey, assign and deliver to Buyer, and Buyer agrees to purchase and accept from Seller all of Seller's right, title, and interest in and to the Transferred Assets. The consummation of the sale and purchase of the Transferred Assets shall occur at the "Closing" (as defined below). Except as provided in Section
1.2 hereof, "Transferred Assets" shall mean all of the following assets and rights, wherever located and whether or not recorded on Seller's books:

                           (a) FIXED ASSETS, MACHINERY AND EQUIPMENT All fixed
assets, machinery and equipment (including office furniture and equipment and computer equipment and Seller's interest in computer software), fixtures, leasehold improvements, tools, vehicles, parts and supplies that are necessary to conduct, or are used or held for use in the conduct of the Business;

                           (b) INVENTORY. All inventory of merchandise and goods
used or held for use in the conduct of the Business ("Inventory");

                           (c) CONTRACTS. All rights and interests of Seller in
and to all executory contracts, agreements and arrangements, including, without limitation, those identified on SCHEDULE 1.1, 2.1, 4.9, 4.16, 4.17 AND 4.19 attached hereto (the "Contracts");

                           (d) PERMITS. To the extent assignable, all rights and
interests of Seller under all permits, licenses and approvals necessary for the conduct of the Business, including without limitation, those items identified on
SCHEDULE 4.13 attached hereto;

                           (e) DOCUMENTS AND RECORDS. Copies of all documents
and records of Seller relating to the operation of the Business and originals of all documents and records relating to Seller's ownership, use, maintenance, or repair of any of the Transferred Assets including, without limitation, sales and cost records, inspection records, inventory records, employee and payroll records, customer records and files, lists of suppliers and related files, all financial, tax, sales tax exemption certificates and other books and records that Buyer, in its good faith judgment, determines to be necessary for the operation of the Business by Buyer after the Closing Date;

                           (f) INTELLECTUAL PROPERTY. All customer lists and
records, trade secrets, technology, know-how, computer records (including without limitation, all computer data relating to contracts, agreements or commitments with customers or suppliers, and the Seller's interest in software used to store and retrieve any such data), Seller's interest in the trade name "Cancer Treatment Holdings" (and any variation thereof) and other intellectual property of any kind or description used by Seller in the conduct of the Business;

                           (g) RECEIVABLES. All of Seller's accounts and notes
receivable;

                           (h) PREPAID EXPENSES AND DEPOSITS. All of Seller's
prepaid expenses, deposits and cash-on-hand at the Closing (including deposits in bank accounts);

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                           (i) STOCK IN SUBSIDIARIES. One hundred percent (100%)
of the issued and outstanding capital stock of:

                                    (1)     the CTH Subsidiaries; and
                                    (2)     AOS.

                           (j) REAL PROPERTY. All real property leases and
improvements and appurtenances associated therewith or owned by the Seller ("Real Property");

                           (k) ASSETS REFLECTED ON FINANCIAL STATEMENT. Except
to the extent such constitutes "Excluded Assets" as set forth in Paragraph 2 below, all the assets reflected on the February 28, 1998 Financial Statements reported on Form 10-QSB of the Seller for the period ending February 28, 1998, as filed with the SEC; and

                           (l) LEADER AND SC INCLUDED ASSETS. "Leader" and
"SC's" (as those terms are defined in Paragraph 1.2 below) cash and cash equivalents including, without limitation, their respective accounts receivable ("Leader and SC Included Assets").

                  1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the following assets of Seller (the "Excluded Assets") will not be purchased by or transferred to Buyer and will not be included in the Transferred Assets:

                           (a) Any of the stock of Leader Healthcare Center,
Inc., a Florida corporation ("Leader"), Southern Cross Home Health, Inc. ("SC") or CTIM.

                           (b) Assets of Leader and SC exclusive of the Leader
and SC Included Assets.

                           (c) Commercial condominium unit located at 4340
Sheridan Street, Hollywood, Florida.

                           (d) The directors, officers and corporate liability
insurance issued by National Union Fire Insurance Company of Pittsburgh, Pennsylvania, relating solely to CTH.

         2.      ASSUMED AND EXCLUDED LIABILITIES.

                  2.1 ASSUMPTION OF LIABILITIES. Simultaneously with the transfer of the Transferred Assets on the Closing Date in accordance with this Agreement, Buyer shall assume the liabilities and obligations of Seller identified on SCHEDULE 2.1 attached hereto and shall, subject to the indemnifications set forth in this Agreement, acquire the stock of the CTH Subsidiaries and AOS, all subject to the obligations of the Affiliates (together, the "Assumed Liabilities"). Notwithstanding anything in this Agreement to the contrary, the "Corporate Guaranty" set forth in Paragraph 2 of
SCHEDULE 2.1(A) shall not be deemed an Assumed Liability until the Deferred Asset Closing and in

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the event the Buyer does not purchase the Deferred Assets by the Deferred Asset
Closing, then the Corporate Guaranty shall be deemed an Excluded Liability.

                  2.2 EXCLUDED LIABILITIES. Except for the liabilities and obligations expressly assumed by Buyer in Section 2.1, Buyer shall not assume or be responsible for any liabilities or obligations of Seller or any predecessor of Seller, regardless of nature, whether accrued, absolute, contingent, known or unknown including but not limited to any liabilities for accrued payroll, taxes, payables to related parties, debt of Seller, and any litigation ("Excluded Liabilities").

         3.  CALCULATION AND PAYMENT OF PURCHASE PRICE.

                  3.1 PURCHASE PRICE; TERMS OF PAYMENT. The purchase price ("Purchase Price") for the Transferred Assets shall be Two Million Eight Hundred Ten Thousand Dollars ($2,810,000).

The Purchase Price shall be paid as follows:

                           (a) the Buyer has deposited the sum of Fifty Thousand
Dollars ($50,000) ("Deposit") with Ruden, McClosky, Smith, Schuster & Russell, P.A. ("Escrow Agent"), which Deposit shall be paid toward the Purchase Price at the Closing or disbursed to Seller or Buyer in accordance with the terms of this Agreement;

                           (b) the payment by Buyer to Escrow Agent of the sum
of Five Hundred Thousand Dollars ($500,000) ("Deferred Assets Escrow") which shall be paid by Escrow Agent to Seller at the "Deferred Assets Closing" (as hereinafter defined) or, subject to the provisions of Section 25(iii) hereof, paid to the Buyer in the event the Deferred Assets Closing has not taken place on or prior to September 30, 1998.

                           (c) the payment by Buyer to CTH at the "Closing",
which shall be made in immediately available United States dollars by wire transfer to a bank account designated by Seller, of Two Million Two Hundred Sixty Thousand Dollars ($2,260,000.00).

                 3.2 ALLOCATION. The Purchase Price shall be allocated among the Transferred Assets in the manner indicated on SCHEDULE 3.2 attached hereto. The Seller and Buyer hereby covenant and agree that they will not take a position on any income tax return (including any report filed on Internal Revenue Service Form 8594), before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the terms of this Section 3.2.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller represents and warrants to Buyer that the following statements are true, accurate and complete as of the date hereof and the Closing Date (and the Deferred Assets Closing with respect to the Deferred Assets):

                  4.1 ORGANIZATION STANDING; CORPORATE POWER. Seller and each Affiliate are entities duly organized, validly existing, and in good standing under the laws of their respective states of incorporation and each has the full power to carry on the Business as now conducted. Seller

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and each Affiliate are duly qualified to do business as a foreign corporation in all jurisdictions in which it is required to be so qualified, except in such jurisdictions where the failure to qualify will not have a material adverse effect on the Business as a whole. Neither Seller nor any Affiliate is restricted by any agreement or understanding with third parties or by any writs, judgments or orders of any judicial or administrative body from carrying on the Business anywhere in the world. Except as disclosed on SCHEDULE 4.1(A) attached hereto with respect to the period prior to Closing and 4.1(B) attached hereto as of the Closing, neither Seller nor any Affiliate participates, nor has any equity interest in any joint venture or collective production, sales or marketing arrangement or agreement. Seller and each Affiliate own the interests in the entities as shown on SCHEDULE 4.1(A) attached hereto with respect to the period prior to Closing and 4.1(B) attached hereto as of the Closing.

                  4.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement has been duly authorized and approved by Seller's Board of Directors. Seller has full corporate power and authority, and full legal right, to execute and deliver this Agreement and the other instruments and agreements for which provision is made herein and to perform its obligations under this Agreement and such other instruments and agreements. This Agreement constitutes the valid and binding obligation of Seller, and, upon execution and delivery by Seller, the other instruments for which provision is made herein will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with the terms thereof except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting the rights of creditors generally or by the application of equitable principles. SCHEDULE 4.2 attached hereto contains copies of resolutions adopted by Seller's Board of Directors, certified by the Secretary or an Assistant Secretary of Seller approving the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement.

                  4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution and delivery by Seller of this Agreement or any instrument for which provision is made herein, nor the performance by Seller of all of its obligations under this Agreement or any instrument for which provision is made herein, will (a) result in a violation of applicable statute, ordinance, rule, or regulation, order, judgment, writ or decree of any court or governmental or regulatory body applicable to it or any Affiliate, or by which any of the Transferred Assets may be bound; (b) conflict with its articles of incorporation or by-laws (or similar charter documents); or (c) other than as set forth on
SCHEDULE 4.3 attached hereto ("Consents"), result in the breach of, or constitute a default under, any agreement or instrument to which Seller, or any Affiliate, is a party, or by which Seller or any Affiliate or any of the Transferred Assets is bound. Other than as set forth on SCHEDULE 4.13 attached, no action, approval, consent or authorization by any governmental agency, commission, board, bureau or instrumentality is required of Seller, or any Affiliate, in order to consummate the transactions contemplated by this Agreement. Seller shall promptly seek and diligently pursue obtaining the Consents and shall deliver evidence of all such Consents it receives to the Buyer at or prior to the Closing; it being acknowledged and agreed that in the event Seller shall fail by the Closing to obtain and deliver to Buyer all the Consents and all of the "Regulatory Approvals" (as defined in Paragraph 4.13 below) despite the good faith diligent effort of the Seller, then Buyer shall have the right to terminate this Agreement and receive the return of the Deposit; provided, however,

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with respect to the Deferred Assets, Seller shall have until the Deferred Asset
Closing to obtain the Regulatory Approvals applicable to the Deferred Assets.

                  4.4 FINANCIAL STATEMENTS. The consolidated balance sheets of Seller and each Affiliate as of May 31, 1995, 1996 and 1997 and February 28, 1998 together with the related consolidated statements of income, and consolidated statements of shareholders' equity (deficiency), and changes in financial position for each of the years, and interim periods then ended, together with the notes thereto (the "Financial Statements") have been provided by Seller to Buyer and are attached hereto as SCHEDULE 4.4. The Financial Statements have been prepared in accordance with historical accounting practices in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and, to the best knowledge of the Seller, present fairly the financial position of the Seller and each Affiliate at such dates, respectively, and the results of the operations for such periods and fairly set forth the information purported to be shown therein, subject, in the case of unaudited interim statements, to year-end adjustments.

                  4.5 CONDUCT OF BUSINESS; NO DIVIDENDS OR DISTRIBUTIONS. Since May 31, 1997, Seller and each Affiliate operated their respective Business in the usual and ordinary manner, have not sold or otherwise disposed of or encumbered any of the assets reflected in the February 28, 1998 balance sheet (other than the sale of inventory or collection of receivables, both for reasonably equivalent value and the payment of its obligations, in the ordinary course of the Business, and the sale of Leader and Southern Cross [exclusive of the Leader and SC Included Assets]) (all of the foregoing being hereinafter referred to as the "Ordinary Conduct of Business") and has not declared or paid any dividends or distributed bonuses to employees, directors, consultants or officers or made any other distributions on its capital stock or repurchased or agreed to repurchase any of its capital stock that would have a material adverse effect on the Transferred Assets. Without limiting the term Ordinary Conduct of Business, such term shall not include attorneys' fees of the Seller or any Affiliate in connection with this Agreement and/or the transaction contemplated hereunder.

                  4.6 UNDISCLOSED LIABILITIES. Seller and the Affiliates do not have any liabilities, fixed or contingent, other than (i) liabilities fully disclosed or reserved against in its balance sheet as of February 28, 1998, and
(ii) current and non-current liabilities, not unusual in nature or amount, incurred in the ordinary course of business by Seller and its subsidiaries since February 28, 1998. If reserved items are not adequate for the item reserved, then such shall not be deemed a liability for purposes of this Section 4.6 and Seller makes no representations or warranties for the adequacies of the accounts receivable reserves in this Agreement, although Seller has established the accounts receivable reserves in good faith.

                  4.7 NO ADVERSE CHANGE. Except as set forth in item 4 on
SCHEDULE 4.14 attached hereto, since February 28, 1998, there has not occurred:

                           (a) Any material adverse change in the assets,
liabilities, or financial position and results, or operating performance of the Business;

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                           (b) Any material damage or destruction, whether or
not covered by insurance, affecting the assets, properties, or operations of the Seller or any Affiliate or the Business;

                           (c) Any labor dispute or employee action, materially
affecting the financial position or operations of Seller or any Affiliate or the Business;

                           (d) Any material adverse change in the sales, backlog
of customer orders, customer relations, employee relations, sourcing of Inventory, or supplier or distributor relations with respect to Seller, any Affiliate or the Business, including without limitation, the loss of any key employee, customer or supplier; or

                           (e) Any other transaction, event, or condition of any
character relating to, and materially and adversely affecting, the results of operations of Seller or any Affiliate or the Business or the financial position or the prospects of Seller, any Affiliate or the Business.

                  4.8 TAX MATTERS. All returns and reports for Taxes, as defined below, (i) for all taxable years or periods that end on or before the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Periods") that would be required to be filed by Seller or any Affiliate on or before the Closing Date as a result of the existence, ownership, or operation of the Transferred Assets or the Business (collectively, the "Returns" and individually a "Return") have been filed when due in a timely fashion and, to the extent that such Returns relate to the Transferred Assets or the Business are, or will be, accurate in all material respects; provided, however, that for purposes of this Agreement, any U.S. federal income tax returns filed by Seller or any Affiliate that include the income or losses of the Business shall be included within the definition of "Returns" solely to the extent that such Returns relate to the Transferred Assets of the Business. All Taxes owed by Seller or any Affiliate for all Pre-Closing Periods with respect to the Transferred Assets and Business have been, or will be prior to the Closing Date, fully paid or accrued in a timely fashion to the extent due and payable. Neither Seller nor any Affiliate has any liability, contingent or otherwise, for such Pre-Closing Period Taxes not due and payable. No claim has ever been made by any taxing authority in a jurisdiction where the Seller does not file Returns that Seller or any Affiliate are subject to taxation in such jurisdiction as a result of the existence, ownership, or operation of the Transferred Assets or the Business. There are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Transferred Assets or the Business for any Pre-Closing Period and Seller and its subsidiaries have not been requested to enter into any such agreement or waiver. All Taxes relating to the Transferred Assets and the Business for any Pre-Closing Period that Seller and its subsidiaries are required by law to withhold or collect (including without limitation (i) sales and use taxes and (ii) employment and income taxes relating to payments to employees or others) have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. Seller and the Affiliates are not now, nor have they ever been, a party to any Tax allocation, sharing, indemnification, or similar agreement. Seller and each Affiliate have properly completed and filed all sales tax exemption certificates for sales where tax was not charged. For purposes of this Agreement, the term "Taxes" shall mean all taxes, however denominated, including any interest,

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penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government.

                  4.9 TRANSFERRED ASSETS. Except as disclosed on SCHEDULE 4.9, Seller and the Affiliates have good and marketable title to the Transferred Assets and the assets of each of the Affiliates free and clear of all mortgages, security interests, title defects, pledges, liens, charges, options and encumbrances of any kind or description. The Seller has done all things necessary to comply with all its obligations under all bulk transfer laws applicable to the transactions contemplated by this Agreement and has made adequate provision for the payment in full of all amounts owing to Seller's creditors (other than in respect of the Assumed Liabilities) when the same shall become due and payable. The Transferred Assets constitute all of the assets (other than the Excluded Assets) used or held for use by Seller and the Affiliates in its conduct of the Business and are in sufficiently good condition and repair to permit the operation of the Business after the Closing Date in the same manner as it was operated prior to the Closing Date.

                  4.10 PATENTS, TRADE NAMES, ETC. Neither the operation of the Business nor the products or services sold by Seller or the Affiliates infringe upon the proprietary rights of others. Neither Seller nor any Affiliate has received any notice alleging that it has infringed on any other party's intellectual property rights. Neither Seller nor any Affiliate has to the best knowledge of Seller, any liability for, nor has it given any indemnification for, infringement of any other party's intellectual property rights.

                  4.11 CONTRACTS AND COMMITMENTS. SCHEDULE 1.1 identifies all contracts and agreements to which Seller and each Affiliate is a party, or by which it is bound that are material to the Business or the Transferred Assets. Except for contracts, agreements, and commitments identified on SCHEDULE 1.1, 2.1, 4.9, 4.16, 4.17 AND 4.19(C), Neither Seller nor any Affiliate is a party to or bound by any oral or written:

                           (a) Contract, agreement, or commitment for employment
or personal services or any severance agreement that is not terminable, without liability or expense, by Seller on 30 days' or less notice;

                           (b) Dealer, distributor, sales agency, or brokerage
agreement;

                           (c) Material contract, agreement, or commitment
relating to real or personal property;

                           (d) Contract, agreement, or commitment for capital
expenditures in excess of $5,000.00 for any one project or $10,000.00 in the aggregate;

                           (e) Contract, agreement, or commitment for the
purchase or sale of materials or supplies or the performance of services that involves more than $10,000.00 or will not be fulfilled within 30 days from the date of this Agreement;

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                           (f) Contract not made in the ordinary course of
business that is material to the Business or the Transferred Assets;

                           (g) Rebate arrangement or other similar agreement
given to any customer or received from any supplier;

                           (h) Consignment or similar contract with either a
supplier or a customer;

or

                           (i) Any other material contract.

Seller and each Affiliate has in all material respects performed all obligations required to be performed by it prior to the date hereof, and neither Seller, nor any Affiliate is in default under any contract, agreement, or commitment pertaining to the Business or the Transferred Assets to which any of them is a party. Neither Seller nor any Affiliate has received any notice of default under any such contract, agreement, or commitment, nor to the knowledge of any Seller has any event occurred which with notice or lapse of time or both would constitute a default thereunder. None of such contracts, agreements, or commitments is to the Seller's knowledge subject to any impending cancellation or breach. Neither Seller nor any Affiliate is bound by any commitments for the performance of services or delivery of products in excess of its ability prior to Closing to provide such services or deliver such products during the time available to satisfy such commitments; all outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit as part of the Seller's overall business operation under the circumstances prevailing when such commitments were made.

                  4.12 INVENTORY. All of the Inventory was acquired, and has been maintained by Seller and each Affiliate in the ordinary course of the Business; consists of a quality, quantity and condition usable and saleable in the ordinary course of the Business; and is not subject to any write-down or write-off other than as provided on the February 28, 1998 balance sheet. None of the Inventory is held on consignment, and none of the Inventory is consigned to third parties. Neither Seller nor any Affiliate is under any liability or obligation with respect to the return of Inventory in the possession of any third parties.

                  4.13 PERMITS AND LICENSES; COMPLIANCE WITH LAWS. SCHEDULE 4.13 attached hereto identifies all of the permits, licenses, or other governmental authorizations required for the operation of the Business of the Seller and each Affiliate as presently conducted or for the ownership of the Transferred Assets ("Regulatory Approvals"). Neither the ownership of the Transferred Assets by Seller nor the operation of the Business of the Seller and each Affiliate as presently conducted violates in a material way any applicable order, law, ordinance, code, or regulation. To Seller's knowledge, except as disclosed on
SCHEDULE 4.14 attached hereto, no investigation is pending or threatened regarding the existence of any such violation. Seller shall promptly seek and diligently pursue obtaining the authorizations and consents required by the Regulatory Approvals and shall deliver evidence of such authorizations and approvals (including appropriate legal opinions) as it

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may receive at or prior to Closing and the Deferred Assets Closing with respect to the Deferred Assets. In the event the Seller fails to obtain and deliver to Buyer all of the Regulatory Approvals by the Closing, then Buyer shall have the right to terminate this Agreement and receive the return of the Deposit as more particularly set forth in Paragraph 4.3 of this Agreement. In the event the Seller fails to obtain and deliver to Buyer all of the Regulatory Approvals with respect to the Deferred Assets by the Deferred Assets Closing, then Buyer shall have the right to terminate this Agreement and receive the return of the Deferred Assets Escrow. Neither party has made any representation or warranty to the other with respect to their ability to obtain Regulatory Approval with respect to the Deferred Assets, although obtaining such Regulatory Approval shall continue to be a condition precedent hereunder.

                  4.14 NO PENDING OR THREATENED LITIGATION AND CLAIMS. Except as disclosed on SCHEDULE 4.14 attached hereto and the litigation filed by Stanley Margulies, M.D. against Med Tech Services of South Florida, Inc.: (a) no suit or proceeding is pending against or by Seller or any Affiliate or against the Transferred Assets; (b) to Seller's knowledge, no claim has been asserted or threatened against or by Seller or any Affiliate or against the Transferred Assets; (c) the Seller does not know of any basis for any claim to be asserted against it or any Affiliate or affecting the Transferred Assets; and (d) no claim, action, cause of action, suit, proceeding, inquiry, investigation or order by or before any governmental authority, administrative body or arbitration panel has been instituted or prosecuted, or to Seller's knowledge, threatened against Seller or any Affiliate in the past three years.

                  4.15 ENVIRONMENTAL AND SAFETY MATTERS. Seller, each Affiliate and the Business are in compliance with all applicable laws, whether federal, state or local, generally relating to the protection of health, safety or the environment ("Environmental and Safety Laws"), and, to the best of Seller's knowledge, there are no conditions on any real property owned or leased by the Seller or any Affiliate that give rise to any cleanup obligations under any Environmental and Safety Laws. Seller has not received notice of any violation or potential violation of Environmental and Safety Laws. To the best of the Seller's knowledge, there is no liability or obligation under Environmental and Safety Laws which relates to the ownership or operation of the Transferred Assets or the Business.

                  4.16 ASSETS OF CTIM. The only asset of CTIM is the contract identified on SCHEDULE 4.16 attached hereto.

                  4.17 INSURANCE. SCHEDULE 4.17 contains a list of all insurance policies maintained by Seller and each Affiliate in the last two years and indicates in each case, the insurer, the types and amounts of coverage, the applicable deductible, the expiration date, and any additional loss payees or additional insureds. SCHEDULE 4.17 also lists all claims filed with respect to such insurance policies during the past two years, as well as any open or unresolved claims.

                  4.18 EMPLOYEE BENEFITS. SCHEDULE 4.18 lists and identifies:
(i) each employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Pension Plan"); (ii) each employee welfare benefit plan, as defined in Section 3(l) of ERISA (a "Welfare Plan"); and (iii) each compensation and employment

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arrangement, including, but not limited to, any fringe benefit, incentive compensation, bonus, severance, deferred compensation, and supplemental executive compensation plan, and employment agreement (a "Benefit Arrangement"), that is maintained by the Seller and each subsidiary. Each Welfare Plan that provides medical benefits has been administered in compliance in all respects with the requirements of Section 601 through 608 of ERISA. Neither the Seller nor any ERISA Affiliate (as defined below) of the Seller has, or will have, any liability to or in connection with any multi-employer plan, as defined in
Section 3(37) of ERISA and no Pension Plan, Welfare Plan, or Benefit Arrangement will result in any liability to Buyer or will have a material adverse effect upon the Transferred Assets or subject the Transferred Assets to any lien under ERISA, the Internal Revenue Code ("Code"), or the laws of any state or country. As used herein, the term "ERISA Affiliate" shall mean any subsidiary of the Seller and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Seller within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

                  4.19 LABOR MATTERS.

                           (a) Seller and each Affiliate is in compliance in all
material respects with all laws, whether federal, state or local, respecting employment and employment practice and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice.

                           (b) Neither Seller nor any Affiliate is a party to,
or subject to any obligation or commitment with respect to any written or oral employment compensation, consulting, severance pay or similar agreement, implied, other than the agreements listed on SCHEDULE 1.1, 2.1, 4.16, 4.17, 4.18 AND 4.19(C). SCHEDULE 4.19 attached hereto sets forth a payroll list as of February 28, 1998, showing as of such date, each employee of Seller and each Affiliate. Except as set forth on SCHEDULE 4.19, Seller has not been notified that it has any workers' compensation claims or liabilities and has paid all workers' compensation and unemployment compensation premiums due to date.

                           (c) Except as set forth on SCHEDULE 4.19(C), Seller
and each Affiliate has paid to each such employee all amounts owing through such date, including any severance or termination pay obligations arising from the transactions contemplated hereby other than accrued vacation, sick and personal days. Except for the transactions as contemplated in this Agreement, Seller has not taken any action which will cause Buyer to be or become a successor corporation for purposes of Title IV of ERISA with respect to any Pension Plan, Welfare Plan or Benefit Arrangement maintained by Seller or any Affiliate for their employees. To the best knowledge of the Seller, all employees of the Business intend to offer their services to Buyer as employees following the Closing; however, Seller makes no representation that any particular employee will continue employment after the Closing Date. Other than Ullrich Klamm and Carol O'Donnell, Seller will not solicit for employment any employee of the Seller or any Affiliate for employment for a period of two (2) years following the Closing.

                  4.20 This space is intentionally left blank.

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                  4.21 FINDERS. No finder or broker has acted or is acting on behalf of Seller in connection with the transactions contemplated by this Agreement.

                  The following shall be applicable with respect to Article 4 of this Agreement: (i) with respect to the Ordinary Conduct of Business in subparagraph 4.5, and all of subparagraphs 4.6, 4.7, 4.8, 4.11 and 4.18, Buyer shall not have the right to rely on those representations to the extent Seller can prove (and the burden of proof shall be on the Seller) that Louis Boisvert, III ever had actual knowledge that such representation was not true as of the date hereof; and (ii) with respect to subparagraphs 4.4 and 4.17, Buyer shall not have the right to rely on those representations to the extent Seller can prove (and the burden of proof shall be on the Seller) that Louis Boisvert, III ever had actual knowledge or in his capacity as a chief financial officer should have known that such representation was not true as of the date hereof. The foregoing provisions of this Paragraph are hereinafter referred to as the "Imputed Knowledge Limitations".

         5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that the following statements are true, accurate and complete as of the date hereof and the Closing Date:

                  5.1 ORGANIZATION, EXISTENCE, AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

                  5.2 POWER OF BUYER. The execution, delivery, and performance of this Agreement has been duly authorized and approved by Buyer's board of directors and stockholders. Buyer has full corporate power and authority to execute and deliver this Agreement and the other instruments and agreements for which provision is made herein and to perform its obligations under this Agreement and such other instruments and agreements. This Agreement constitutes the valid and binding obligation of Buyer, and, upon execution and delivery by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with the terms hereof except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting the rights of creditors generally or by the application of equitable principles.

                  5.3 FINDERS. No finder or broker is acting or has acted on behalf of Buyer in connection with the transactions contemplated by this Agreement.

                  5.4 FINANCIAL ABILITY. To the best of Buyer's knowledge, Buyer has the financial ability to consummate the transactions contemplated in this Agreement.

         6.       COVENANTS BY SELLER.

                  6.1 TRANSFER OF WARRANTIES. In the event that any of the Transferred Assets is under any warranty from the manufacturer or the original seller thereof, Seller will execute such instruments as reasonably may be requested by Buyer to transfer the warranty to Buyer to the extent they are assignable. The provisions of this paragraph shall survive the Closing.

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

                  6.2 TAXES. Seller will pay all sales, use, business, franchise taxes and transfer taxes, if any, applicable to the transactions provided for by this Agreement, and subject to Buyer's reasonable cooperation, fully comply with applicable regulations and statutes related thereto that require the filing of any reports, notices or other information. The Seller agrees to cooperate with Buyer in preparing and filing any reports, notices or other information which may allow Buyer to insulate itself from any sales, business, franchise or other tax liabilities to be incurred by Buyer after Closing that arise from or relate to the operation of the Business by Seller prior to the Closing.

                  6.3 LIMITATION ON USAGE OF TRADE NAME. From and after the Closing Date, Seller shall not use or employ in any manner, directly or indirectly, the name "Cancer Treatment Holdings" or any derivation or variation of such name, except as may be proper or appropriate to designate Seller's history. Notwithstanding the foregoing, Seller shall have the right to use the corporate name Cancer Treatment Holdings, Inc. for a period of up to one (1) year following the Closing provided Seller does not conduct business operations as and/or advertise the name Cancer Treatment Holdings or any derivation or variation of such name.

                  6.4 COOPERATION AND FURTHER ASSURANCES. For a period of three years after the Closing Date, Seller will give, or cause to be given, to Buyer and its representatives, such reasonable access to the personnel, properties, titles, contracts, books, records, files, documents and affairs of Seller and each Affiliate and copies thereof as is necessary, in Buyer's reasonable judgment, to allow Buyer to obtain information in connection with the preparation, and any audit, of Buyer's tax returns and any tax related claims, demands, other audits, suits, actions or proceedings by or against Buyer as the owner and/or operator of the Business. Seller agrees to reasonably cooperate with Buyer, without any unreasonable expense to Seller, after the Closing Date in connection with the maintenance of favorable relations with all of Seller's customers and suppliers and the assertion of warranty claims, if any, against the suppliers with respect to any items in the Inventory, and to otherwise provide Buyer with such reasonable cooperation as is necessary to allow Buyer to obtain the full benefit of the transactions contemplated by this Agreement. In addition, Seller will, from time to time during a three (3) year period after the Closing, upon the reasonable request of Buyer and without any unreasonable expense to Seller, execute, acknowledge, and deliver all deeds, assignments, transfers, conveyances, and assurances as may be reasonably required to transfer to and to vest in Buyer all right, title, and interest of Seller and each Affiliate in and to the Transferred Assets and to protect the right, title, and interest of Buyer in and to all of the Transferred Assets. Seller's obligations under this Section 6.4 are subject to Seller's right to be subject to minimal disturbance and to reimbursement by Buyer for any extraordinary costs incurred in carrying out Seller's obligations under this Section 6.4.

                  6.5 APPROVALS AND CONSENTS. Seller shall promptly apply and diligently pursue satisfying all the Consents and Regulatory Approvals including, without limitation, consents required by those parties with whom the Seller and the Affiliates has a contractual relationship whose consent is required as a result of the transfer of the Transferred Assets.

                  6.6 ORDINARY COURSE OF BUSINESS. Following the execution of this Agreement, Seller covenant and agree to operate the Business, the Seller and the Affiliates in the ordinary course of business and shall not, without limitation: (i) incur any additional liabilities outside the ordinary course of business; (ii) pledge or transfer any of the Transferred Assets; (iii) prepay any expenses outside the ordinary course of business; (iv) take any action outside the ordinary course of business, other than in connection with the transfer to Buyer of the Transferred Assets, which would be binding upon the Buyer or the Transferred Assets following the Closing; or (v) take any action which would violate the representations and warranties of the Seller under this Agreement.

                  6.7 NOTICE TO BUYER. Following the execution of this Agreement, Seller shall provide to Buyer within two (2) business days following receipt by Seller or any Affiliate copies of any material notices furnished to the Seller or any Affiliate which could reasonably be expected to affect the Business of the Seller and/or any Affiliate including, without limitation, any notices received with respect to any governmental or quasi-governmental investigation, review or similar proceeding. In addition, Seller covenants to make its attorneys and other consultants available to Buyer (at no cost to Buyer) to freely discuss any relevant Business of the Seller and the Affiliates.

                  6.8 REAL ESTATE NOTE AND MORTGAGE. Seller shall deliver to Buyer, at or prior to the Closing, evidence that the promissory note and mortgage that had encumbered the condominium unit located at 4340 Sheridan Street, Hollywood, Florida have been paid in full and CTI has been released from all obligations thereunder ("Lien Release").

                  6.9 UCC SEARCHES. Seller shall deliver UCC-11 searches (including any financing statements reflected therein) from the Seller and each Affiliate from each state in which each of them conducts business, is incorporated and/or maintains its executive office.

         7.       COVENANTS OF BUYER.

                  7.1 ACCESS FOR SELLER. For three (3) years after the Closing Date, Buyer shall retain in good order in South Florida, and make available to Seller and its representatives for inspection and copying, all records pertaining to the Business as may reasonably be requested by Seller in connection with its rights or obligations as the former owner of the Transferred Assets, including but not limited to all records transferred hereunder. Buyer's obligations under this Section 7.1 are subject to its right to conduct its operations with minimal disturbance and to reimbursement by Seller for extraordinary out of pocket costs incurred in carrying out its obligations under this Section 7.1.

                  7.2 BUYER INFORMATION. Buyer shall provide Seller all information reasonably requested by Seller in connection with Seller's attempts to comply with its obligations under this Agreement, including, without limiting the generality of the immediately foregoing statement, Seller's preparation and distribution of any materials prepared for or sent to any regulatory authorities. Any and all such information provided by Buyer shall be provided to Seller in a timely manner (time being of the essence to Seller's obligation to notify regulatory authorities of the information regarding the transaction contemplated herein and regarding the Buyer). To the best of

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

Buyer's knowledge, any and all such information provided by Buyer shall be complete and correct, to the best of Buyer's knowledge, in all material respects.

                 7.3 COOPERATION. Buyer will, upon request, reasonably cooperate with Seller in Seller's attempts to secure all third-party consents and other obligations of Seller pursuant to this Agreement.

                 7.4 CONTINUED EMPLOYMENT. Not less than five (5) business days prior to Closing, Buyer will, following notice from Seller, give CTH written notice of which employees included on SCHEDULE 4.19 that Buyer will not continue to cause to be so employed.

         8. (A) BUYER'S CONDITIONS PRECEDENT. The Buyer's obligations to close hereunder are contingent upon the satisfaction or waiver by Buyer of all of the following conditions precedent (collectively, the "Buyer's Conditions Precedent") at or prior to Closing (unless otherwise indicated): (i) no material default by the Seller under any covenant, representation, warranty or obligation of the Seller hereunder (as set forth herein, the term material default shall mean any condition(s) which could reasonably be expected to result in a loss or claim to the Buyer of in excess of Thirty Thousand Dollars [$30,000.00] in the aggregate); (ii) delivery by Seller to Buyer of all the Consents and the Regulatory Approvals; (iii) dismissal with prejudice of the injunction action contemplated by the lawsuit identified on SCHEDULE 8(A)(III) attached hereto ("Palm Beach Litigation"); (iv) Buyer being satisfied with the status of the Palm Beach Litigation which determination Buyer shall make within five (5) business days following Buyer's receipt of the order dismissing the injunction action relating to the Palm Beach Litigation; (v) receipt of an executed comfort letter ("Comfort Letter") addressed to Seller and Buyer in the form attached hereto and made a part hereof as EXHIBIT 8(A)(V) attached hereto; (vi) there being no "Shareholder Challenge" or "Regulatory Challenge" (as those terms are hereinafter defined) pending or threatened; (vii) receipt of evidence of approval of this Agreement from the board of directors of the Seller ("Board Approval") on or prior to May 18, 1998; (viii) substitution of Homecare Holdings, Inc. for CTH under the guaranty of CTH for the Lease between Med Tech Services of South Florida, Inc. and Arbors Associates, Inc. dated April 1, 1997 ("Guaranty Substitution"); (ix) release of CTH from Corporate Guaranty dated July 26, 1996 by CTH in favor of Copelco Capital, Inc. securing the obligation of Logan Oncology Care Association, L.P. ("Copelco Release"); and (x) Buyer's receipt of all issued and outstanding shares of stock of Ricardo T. Baldonado, M.D., P.A. together with duly executed stock powers endorsed in blank. Except for the Imputed Knowledge Limitations, the Buyer's inspection of the Business and the Transferred Assets is for the sole benefit of the Buyer and shall not reduce any representation or warranty of the Seller hereunder.

                  In the event all of the foregoing Buyer's Conditions Precedent are not timely satisfied or waived by the Buyer, then Buyer shall have the right to terminate this Agreement and receive the return of the Deposit, whereupon each party shall, except for the termination fee contemplated in Section 8(C) below, be released of all further obligations hereunder.

                  (B) SELLER'S CONDITIONS PRECEDENT. The Seller's obligations to close hereunder are contingent upon the satisfaction or waiver by Seller of all of the following conditions precedent at or prior to the Closing (unless otherwise indicated): (i) no material default by Buyer of any covenant, representation, warranty or obligation of the Buyer hereunder; (ii) receipt of the Consents and

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

Regulatory Approvals; (iii) a fairness opinion in form and substance reasonably acceptable to CTH ("Fairness Opinion") which is obtained by CTH from a recognized independent financial advisor selected by CTH; (iv) there shall not be any litigation pending that challenges the propriety of, or the authority of, the parties hereto to consummate the transactions contemplated herein by any regulatory authority ("Regulatory Challenge"); (v) receipt of the Board Approval on or prior to May 18, 1998; (vi) receipt of the Guaranty Substitution; (vii) receipt of the Copelco Release; and (viii) receipt of a release with respect to Seller's obligations under the guaranty specified on SCHEDULE 2.1(A)(5) and the lease with Tri-County Development Group, Inc.

                  (C) ADDITIONAL CONDITIONS PRECEDENT. Seller covenants to promptly proceed and diligently pursue in good faith the conditions precedent set forth in this Section 8 and Buyer agrees, following receipt of written request from Seller, to cooperate with the Seller in connection with obtaining the Regulatory Approvals. In the event this Agreement is terminated based upon the failure of any of the conditions precedent of Sections 8(A) or 8(B) above (other than the provisions of: (i) subparagraphs 8(A)(i) for which Buyer shall have all remedies available at law or in equity; and (ii) subparagraph 8(B)(i) for which Seller shall have the sole right to retain the Deposit as liquidated damages), then the following shall be applicable: (a) Buyer shall, except as set forth in subparagraph (b) below, receive the return of the Deposit and the Buyer and Seller shall be released of any further obligation under this Agreement; and
(b) in the event such failure is the result of the failure of the Seller to obtain the Comfort Letter, the Fairness Opinion and/or any "Shareholder Challenge", then in addition to the return of the Deposit, Buyer shall receive from Seller a termination fee ("Termination Fee") in the amount of Fifty Thousand Dollars ($50,000.00), which amount shall not be deemed a penalty, but rather a stipulated amount to compensate the Buyer for the lost opportunity. As set forth herein, "Shareholder Challenge" shall mean a shareholder of CTH has obtained an injunction against the consummation of the transaction contemplated herein.

         9.       CLOSING; CLOSING DATE.

                  9.1 DATE AND TIME. The closing of the purchase and sale contemplated by this Agreement with respect to the Transferred Asset ("Closing") shall take place at the office of Buyer's counsel in Fort Lauderdale, Florida, at 10:00 a.m. EST. on a date mutually agreed to by the parties that is on or before June 1, 1998 (with an effective date of May 31, 1998) (the date on which the Closing occurs being hereinafter referred to as the "Closing Date"). In the event Seller and Buyer are not in default under this Agreement and Seller has diligently pursued the Consents and the Regulatory Approval and the Closing has not occurred by June 1, 1998, then Buyer shall receive the return of the Deposit, the Termination Fee, if applicable, and neither party shall have any further obligations hereunder. All references in this Agreement to the Closing or the Closing Date or June 1, 1998, shall mean the Deferred Assets Closing and September 30, 1998, as applicable, with respect to the Deferred Assets; provided, however, that Buyer shall not be entitled to the return of the Deposit (to the extent such has already been credited towards the Purchase Price) or the Termination Fee in connection with the sale of, or failure to sell, the Deferred Assets. It is understood and agreed that the Deferred Assets Closing shall not take place prior to the Closing Date. Time shall be of the essence under this Agreement.

                           In the event the Buyer does not purchase the Deferred
Assets by the Deferred Assets Closing (other than by virtue of a material default by the Buyer), then Seller agrees to pay to

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

the Buyer one-half (1/2) of the purchase price for which the Seller sells (which shall include, without limitation, a merger, consolidation or other arrangement other than an outright sale) the Deferred Assets over and above $500,000 (which $500,000 shall be reduced pro rata if less than all of the Deferred Assets are being sold). The provisions of this Paragraph shall survive the Deferred Assets Closing.

                  9.1 PROCEDURES. On the Closing Date, the Closing shall be effected by the following actions:

                           (a) Seller Deliveries. The Seller shall deliver to
Buyer:

                                    (i) stock certificates and stock powers to
transfer the shares in all of the Transferred Assets constituting stock duly executed with all documentary transfer stamps affixed thereto;

                                    (ii) duly executed separate assignments or
other appropriate instruments of transfer (including titles, warranty deed, and original registrations for all titled property, Real Property, and a duly executed general assignment and bill of sale of any of the Transferred Assets not appropriately transferred by the transfer of capital stock referred to in this Section 9.2(a)(i);

                                    (iii) minute books for each corporation the
shares of which constitute Transferred Assets including the Affiliates;

                                    (iv) any other documents and instruments
reasonably requested by Buyer to effectuate the intents and purposes of this Agreement;

                                    (v) certified articles of incorporation,
bylaws and current good standing certificates for Seller and each Affiliate from their respective states of incorporation and authorization to do business in each state in which they do business;

                                    (vi) the original of each Contract;

                                    (vii) opinions from the counsel for Seller
in form and substance reasonably satisfactory to the Buyer including opinions regarding the following with respect to the Seller and each Affiliate: (a) the good standing of the Seller and each Affiliate; (b) due execution; (c) valid and binding and enforceability opinion subject to standard creditors' rights exception; (d) that all Consents and Regulatory Approvals have been obtained for the transfer of the Transferred Assets, including Consents and Regulatory Approvals required by any Affiliate by virtue of the transactions contemplated by this Agreement; and (e) that no consent is required in connection with the Transferred Assets which are the subject of the Palm Beach Litigation;

                                    (viii) The Comfort Letter;

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

                                    (ix) a certificate from the Seller updating
the representations and warranties hereunder; and

                                    (x) the Lien Release.

                           (b)      BUYER DELIVERIES.  Buyer shall deliver to
Seller:

                                    (i) the Purchase Price;

                                    (ii) assumption agreements from Buyer in
form and substance reasonably acceptable to Seller pursuant to which Buyer shall assume the Assumed Liabilities and indemnify the Seller with respect to claims for matters first arising subsequent to the Closing and those customary and reasonable expenses incurred in the ordinary course of the Seller's business in connection with the Assumed Liabilities through the Closing (which the parties agree shall not include any litigation matters and shall not include attorneys' fees including, without limitation, those incurred in connection with this Agreement and/or the transaction contemplated hereunder);

                                    (iii) an opinion from the counsel for the
Buyer in form and substance reasonably satisfactory to CTH including opinions regarding: (a) due execution; (b) proper formation; and (c) valid and binding and enforceability opinion subject to standard creditor's rights exceptions.

                  9.3 POSSESSION. Possession of all of the Transferred Assets will be delivered to Buyer on the Closing Date and the assignment to Buyer of the Transferred Assets will be effective as between Seller and Buyer on and as of the Closing.

         10.      CONFIDENTIAL INFORMATION.

                  10.1 At all times following the date hereof, Seller and Buyer (prior to the Closing) agree to keep confidential and not to disclose to others confidential, proprietary or secret information relating to the Business, including, but not limited to, confidential or proprietary information regarding customers or potential customers of the Business; vendors and suppliers of the Business; pricing structure and profit margins; employees and payroll policies of the Business; computer systems of the Business; and other proprietary, confidential or secret information relating to the Business, products, activities or operating aspects (hereafter "Confidential Information"). Seller and Buyer (prior to the Closing) shall use all reasonable care to protect, and prevent unauthorized disclosure of, any Confidential Information unless such information is now or becomes generally known or available to the public without any violation of this Agreement or is required to be disclosed by applicable law or by court or governmental order. In addition to the foregoing, each party hereto covenants and agrees to coordinate with the other all publicity relating to the transaction contemplated by this Agreement. Neither party shall issue any press release or other public or private notice related to the transaction contemplated hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, CTH may issue any disclosure required by law or applicable securities exchange; provided, further, that CTH shall

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

consult with the Buyer prior to any such release and shall not identify the Buyer (or its principals) or the terms unless required to do so under applicable law or exchange rules.

                  10.2 Seller and Buyer each acknowledge that a breach of its obligations under this Section 10 would result in irreparable injury to the other for which damages would not be an adequate remedy and consents to the issuance of injunctive relief in the event of a breach of its or his obligations under this Section 10, in addition to any other remedies to which such party may be entitled by law.

                 10.3 Any provision of the foregoing covenant that is prohibited or unenforceable, including without limitation, as to time, geographic area, or scope of activity, shall be void to the extent of that prohibition or unenforceability only; and the remaining provisions, including the remainder of any provision found only partially invalid or unenforceable, shall continue to be in full force and effect and shall not be affected by such invalidity or unenforceability.

         11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the Imputed Knowledge Limitations, each party shall be entitled to rely on the representations, warranties and covenants set forth herein. The representations, warranties, indemnities and covenants that are contained in this Agreement will survive the Closing for a period of one (1) year following the Closing. The Seller's aggregate liability with respect to any and all breaches of this Agreement shall not exceed the following: (i) $1,500,000 beginning on the Closing Date and for the six (6) month period thereafter; (ii) $750,000 for the period of six (6) months following the Closing Date through the first anniversary of the Closing Date; and (iii) no liability thereafter. For a period of six (6) months following the Closing the Seller covenants and agrees to retain assets of the Seller in an amount not less than $1,500,000. After the six
(6) month period following the Closing until the first anniversary of the Closing, the Seller agrees to retain assets in an amount not less than $750,000 until the first anniversary of the Closing. After one (1) year following the Closing there shall be no requirement on Seller to retain any assets hereunder. The provisions of this Paragraph shall survive the Closing. In conjunction with the foregoing retainage of assets, the parties acknowledge that the retained assets shall be cash or cash equivalent to the extent of $500,000 for the six
(6) month period following the Closing and $375,000 for the period of six (6) months following the Closing through the first anniversary of the Closing. Following the Closing and upon written request to Seller, Seller agrees to provide evidence reasonably satisfactory to the Buyer of Seller's compliance with the provisions of this Paragraph.

         12.      INDEMNIFICATION.

                  12.1 Subject to the limitation of liability set forth in
Section 11 above and, with respect to claims arising out of a breach of a representation or warranty hereunder, subject to any Imputed Knowledge Limitation, from and after the Closing Date the Seller agrees to hold harmless, indemnify and defend Buyer and each of Buyer's legal representatives, successors and assigns (the "Indemnified Buyers") from and against any loss, cost, liability, or expense (including without limitation, costs and expenses of litigation and, to the extent permitted by law, reasonable attorneys'
fees)("Losses," each a "Loss") incurred by any of them by reason of (a) the breach of any of the representations or warranties, or the breach of any of the covenants or agreements of Seller contained in this Agreement; (b) Seller's breach, on or before the Closing Date, of any Contracts assumed by Buyer hereunder, other than breaches disclosed by the Seller to Buyer in this Agreement; (c) the assertion in a legal proceeding against any of the Indemnified Buyers of any Excluded Liability or any liability to the extent it is based on or arising from any Excluded Liability, including but not limited to any Excluded Liability; or (d) a claim made or asserted by any person against any of the Indemnified Buyers or the Transferred Assets under any bulk transfer or bulk sales law, or other principle of successor liability (without regard to whether or not Seller or Buyer had any knowledge thereof), arising from a claim such person has against Seller or any Affiliate for the period prior to Closing (other than ordinary, customary and reasonable expenses incurred by the Seller in the ordinary course of business through Closing; provided, however, and without limiting the foregoing, the parties acknowledge and agree that litigation matters and attorneys' fees of any nature shall not be deemed in the ordinary course of business), whether such claim is liquidated or unliquidated, contingent or disputed. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees not to pursue an action for indemnification from Seller: (i) unless the Loss could reasonably be expected to exceed Thirty Thousand Dollars ($30,000) in the aggregate ; (ii) with respect to claims (other than those in the ordinary course of business for which the $30,000 "basket" shall be applicable) against Buyer which relate to matters arising prior to the Closing and for which Seller had no knowledge, except for that portion of the Loss that exceeds $200,000 in the aggregate with respect to all claims (Seller would be responsible for any such claim(s) which exceeds $200,000 in the aggregate); and
(iii) to the extent fully covered by adequate insurance where there has been no reservation of rights (any insurance deductible shall be included within the $30,000 and $200,000 "baskets" set forth above. By way of example only, in the event: (x) there is a malpractice claim which related to the period prior to the Closing for which the Seller did not have knowledge, then such claim would be the subject to the $200,000 "basket", (y) there is an invoice which is unpaid relating to the period prior to the Closing then such claim would be subject to the $30,000 "basket" regardless of whether Seller had knowledge of such claim.

                  12.2     DEFENSE OF THIRD-PARTY CLAIMS.

                           (a) Within fifteen (15) business days after receipt
of notice of commencement of any action or claim by any third-party (including any governmental authority) before any court or other governmental authority of competent jurisdiction (but in any event at least 10 business days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the third-party claimant), each party entitled to indemnification hereunder (the "Indemnified Party") in respect of such third-party claim shall give each party obligated to provide such indemnification hereunder (the "Indemnifying Party") written notice thereof, together with a copy of such claim, process or other legal pleading, which notice shall be provided by overnight express mail. Upon receipt of such notice, the Indemnifying Party shall promptly notify the Indemnified Party as to whether it intends to exercise its right to undertake the defense of such claim by representatives of its own choosing who are reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party's undertaking of such defense, the Indemnified Party shall have the right, at its own expense, to engage its own counsel and participate in the defense of such claim, and no settlement or compromise of such claim shall be made without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In the event a consent to a bona fide settlement or compromise is requested by an Indemnifying Party, but is rejected by an Indemnified Party, the Indemnifying Party's liability with respect to such matter for which indemnification is being provided shall be, thereupon, limited to the liability the Indemnifying Party would have had if such settlement or compromise had been accepted by the Indemnified Party. In connection with any defense undertaken by the Indemnifying Party in accordance with this Section 12.2(a), the Indemnified Party will cooperate with all reasonable requests of the Indemnifying Party and will be reimbursed all its reasonable out-of-pocket expenses incurred in connection with its compliance with such requests, other than its attorneys' fees.

                           (b) If the Indemnifying Party by the fifteenth (15th)
business day after receipt of notice of commencement of any such claim (or such earlier date which is five (5) days before the date on which the answer or other responsive pleading must be filed in order to prevent judgment by default in favor of the third-party claimant), does not elect to undertake the defense of such claim, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party and will be reimbursed by the Indemnifying Party for all of its out-of-pocket expenses, including its reasonable attorneys' fees, as incurred; provided, however, that if the Indemnifying Party has delivered written notice to the Indemnified Party acknowledging its obligation to indemnify the Indemnified Party for any and all Losses suffered by the Indemnified Party by reason of such claim, then, notwithstanding its failure to undertake the defense of such claim, the Indemnifying Party shall be entitled to be kept reasonably informed by the Indemnified Party of the progress of such claim (including at least ten (10) days prior written notice of any compromise or settlement) and shall have the right, upon delivery of written notice to the Indemnified Party prior to the expiration of such ten-day period, to reasonably reject any compromise and settlement and assume the defense of such claim in accordance with the provisions of subsection (a) of this Section 12.2, subject to its obligation to indemnify the Indemnified Party for all out-of-pocket expenses, including reasonable attorneys' fees, incurred by the Indemnified Party to such date in defense of such claim.

         13. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto will pay, except as otherwise provided herein, its respective expenses, income and other taxes, and costs (including without limitation, the fees, disbursements, and expenses of its attorneys, accountants, and consultants) incurred by it in negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement. With respect to the foregoing costs of the Seller, such shall be paid out of the Purchase Price and not out of existing funds of the Seller or any Affiliate. Seller shall pay all costs associated with the transfer of the Transferred Assets including, without limitation, documentary stamps on the transfer of stock and any applicable documentary stamps on the lease assignments with respect to the Real Property. Real estate taxes and expenses associated with the Real Property shall be equitably prorated as of the Closing. There shall be no proration for any prepaid expenses or deposits (including bank deposits) associated with the Transferred Assets.

         14. NOTICES. Notices hereunder will be effective when they are sent by facsimile, with confirmation of receipt; one day after they are deposited with an overnight courier; and three business days after they are deposited in the official mails, postage prepaid, and, in each case, addressed:

                  In the case of Buyer, to:

                           c/o Barry Stark
                           8181 West Broward Boulevard, Suite 255
                           Plantation, Florida 33324
                           Telephone: (954) 452-5155
                           Fax No.: (954) 452-5221

                  With a copy to (which copy shall not constitute notice):

                           Mark K. Somerstein, Esq.
                           Ruden, McClosky, Smith, Schuster & Russell, P.A. P.O. Box 1900
                           Fort Lauderdale, Florida 33302
                           Telephone: (954) 527-2415
                           Fax No.: (954) 764-4996

                  In the case of Seller to:

                           Ullrich Klamm, Ph.D.
                           Cancer Treatment Holdings, Inc.
                           4491 South State Road 7
                           Telephone: (954) 321-9555
                           Fax No.: (954) 321-9588

                  With a copy to (which copy shall not constitute notice):

                           Dennis Olle, Esq.
                           Adorno & Zeder, P.A.
                           2601 S. Bayshore Drive, Suite 1600
                           Miami, Florida 33133
                           Telephone: (305) 858-5555
                           Fax No.: (305) 858-4777

Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

         15. GOVERNING LAW; VENUE. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of Florida. Any action arising under this Agreement shall be venued in Broward County, Florida.

         16. COUNTERPARTS; PREPARATION; FAX SIGNATURE. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument. This Agreement has been prepared by the mutual drafting by counsel for each of the parties and, thus, this Agreement shall not be construed more strictly against any of the parties by virtue of the preparation of this Agreement. This Agreement may be executed via telecopy.

         17. HEADINGS. The headings, subheadings, and captions in this Agreement are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

         18. SCHEDULES AND ATTACHMENTS. The schedules to be attached and other attachments hereto and the other documents delivered in connection herewith are a part of this Agreement.

         19. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to its subject matter and supersedes all negotiations, prior discussions, agreements, arrangements, and understandings, written or oral, relating to the subject matter of this Agreement.

         20. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Seller and Buyer and their respective successors and assigns. Notwithstanding the immediately preceding sentence, Seller may not assign its rights and delegate its duties under this Agreement without the prior written consent of Buyer. Buyer may assign its rights (in whole or in part) and delegate its duties to any entity affiliated with Barry Stark or Louis Boisvert, III (collectively, the "Principals").

         21. SEVERABILITY. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

         22. FEES OF PREVAILING PARTY. If there is a dispute under this Agreement, the prevailing party shall be entitled to recover from the losing party all reasonable attorneys' fees and costs incurred by it in the resolution of such dispute.

         23.  ACKNOWLEDGMENT. Seller acknowledges that the Principals are the:
(i) outside CPA who has provided consulting services to some or all of the Seller and/or Affiliates; and (ii) Louis W. Boisvert, III, chief financial officer of the Seller and/or Affiliates, respectively, and Seller waives any conflict of interest which the Principals may have which may have arisen at any time to and including the Closing Date. The Seller agrees to indemnify and hold the Principals and Stark & Bennett, P.A. harmless from any loss, cost, damage or claim (whether pre-trial, trial or appellate level) incurred by any of them by virtue of any claim by any of Seller's shareholders of a breach of conflict of interest with the Seller and/or any Affiliate which may have arisen at any time to and including the Closing Date. Provided, however, notwithstanding anything to the contrary herein, the Seller shall not be required to indemnify Louis W. Boisvert, III to the extent any loss, cost, damage or claim (or the defense thereof) arises by virtue of his breach of those representations and warranties as provided for in the Imputed Knowledge Limitations (defined above). The provisions of this Section with regard to indemnification shall survive Closing for one (1) year and the remaining provisions of this Paragraph shall survive the Closing without limitation.

         24. ESCROW AGENT. The following shall apply with respect to Escrow Agent's involvement in the transaction contemplated herein:

                  24.1 Escrow Agent shall not release any portion of the Deposit to any party hereto prior to forwarding notice to the other party hereto in accordance with this Agreement ("Escrow Notice"). In the event Escrow Agent shall receive a notice of objection within ten (10) days following either party's receipt of the Escrow Notice, then Escrow Agent shall not disburse the Deposit and shall, at either party's request, deposit the Deposit in the registry of a court of competent jurisdiction where the Subject Property is located.

                  24.2 Unless Buyer is in default of this Agreement, any interest earned on any monies deposited with Escrow Agent shall be paid or credited solely to Buyer.

                  24.3 Escrow Agent shall not be required to take notice of any default by any of the parties hereto or take any action with respect to such default which, in its opinion, involves any actual or potential expense or liability to it unless notice in writing of such default is given to it and it is indemnified in advance in a manner satisfactory to it against such expense or liability. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or for its enforcement or to appear in, prosecute or defend any action or enforcement or legal proceeding, which in its opinion, would or might involve it in any cost, expense, loss or liability, unless, and as often as required by it, Escrow Agent shall be furnished with security and indemnity satisfactory to it against all such costs, expenses, loss or liability. In any case, Escrow Agent shall give notice to Buyer and Seller of its requirement of indemnity specifying the action. Without limiting the foregoing, each party agrees to indemnify and hold the Escrow Agent harmless from all loss, cost or expense incurred by the Escrow Agent in connection with acting as escrow agent hereunder including, without limitation, attorneys' fees and costs (including retaining the services of Escrow Agent's own attorneys), but excluding any loss or costs incurred in connection with any willful misconduct of the Escrow Agent.

                  24.4 Escrow Agent shall incur no liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by it to be genuine, and it may assume that any person purporting to give it any notice or advance in accordance with the provisions hereof has been duly authorized to do so, and the undersigned hereby jointly and severally indemnify and agree to hold and save Escrow Agent harmless from and against any and all loss, damage, cost or expense it may suffer or incur as depository hereunder, unless caused by its willful refusal or willful failure to act pursuant to the terms hereof.

                  24.5 In the event Escrow Agent perceives there to be any BONA FIDE disagreement between any of the parties to this Agreement and any other person, whether or not a party hereto, resulting in adverse claims or demands being made in connection with any sums or property involved herein or affected hereby, then Escrow Agent shall be entitled:

                           (a) To refuse to comply with any claim or demands on
it as long as such BONA FIDE disagreement shall continue, and in so refusing, it shall make no delivery or other disposition of any funds then held by it pursuant to the terms of this Agreement, and it shall not be or become liable in any way or to any person for its failure or refusal to comply with such conflicting or adverse claims or demands, and

                           (b) It shall be entitled to continue so to refrain
from acting and to so refuse to act until (A) the right of adverse claimants shall have been finally adjudicated in a court assuming and having jurisdiction of the funds (or other property, if any), involved herein or affected hereby, or
(B) all differences shall have been adjusted by agreement and it shall have been notified in writing signed by all persons interested; or

                           (c) Interplead the sums in controversy into a court
of competent jurisdiction after deducting therefrom its filing fees, expenses and legal fees incurred in filing the interpleader. Following said interpleader, Escrow Agent shall, IPSO FACTO, be relieved of all liability to any party hereto for any claims arising out of or resulting from this Agreement.

                  24.6 Escrow Agent shall not be bound by or charged with notice of any transfer or assignment of any interest herein or in the subject matter hereof, in whole or in part, made by any of the parties hereto, or its successors or assigns, until written notice thereof is delivered to it.

         25.  DEFERRED ASSETS. The following shall be applicable to the Deferred
Assets: (i) the closing upon the Deferred Assets shall be on or prior to September 30, 1998 ("Deferred Assets Closing"); (ii) all the provisions of this Agreement including, without limitation, those relating to the conditions precedent shall also be applicable to the Deferred Assets; (iii) in the event the Deferred Assets are not purchased by the Deferred Assets Closing (other than by virtue of a material breach of the Seller [whereupon Buyer shall have all remedies available at law and in equity including the return of the Deferred Assets Escrow] or the Buyer [for which Seller shall have the right to retain the Deferred Assets Escrow]) then the Buyer shall receive the return of the Deferred Assets Escrow and all parties shall be released from all further obligations relating to the Deferred Assets; (iv) in the event the Buyer can only buy one
(1) of the two (2) centers constituting the Deferred Assets, then the purchase price for the Deferred Assets shall be split equally between the Deferred Assets and Buyer shall receive the return of Two Hundred Fifty Thousand Dollars ($250,000) from the Deferred Assets Escrow and the remaining Two Hundred Fifty Thousand Dollars ($250,000) shall be paid to the Seller in consideration for the Deferred Assets actually conveyed; (v) in the event there are reasonable partnership obligations due in connection with the operation of the two (2) centers constituting the Deferred Assets between the Closing Date and the Deferred Assets Closing, then Buyer agrees to reimburse the Seller for Seller's pro rata contribution relating to that time period; provided such amount does not exceed $100,000.00 in the aggregate.

         Seller acknowledges that Escrow Agent represents Buyer and may represent Buyer in the event of a conflict hereunder.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                            SELLER:

                                            CANCER TREATMENT HOLDINGS, INC., a
                                            Nevada corporation

                                            By: ILLEGIBLE                 (SEAL)
                                               --------------------------------
                                            Name: ILLEGIBLE
                                                 ------------------------------
                                            Title: CHAIRMAN, CEO
                                                  -----------------------------

                                            ADVANCED ONCOLOGY SERVICES, INC., a
                                            Florida corporation

                                            By: ILLEGIBLE                 (SEAL)
                                               --------------------------------
                                            Name: ILLEGIBLE
                                                 ------------------------------
                                            Title: PRESIDENT
                                                  -----------------------------

                                            BUYER:

                                            GREENSTAR HOLDINGS, INC., a Florida
                                            corporation

                                            By: ILLEGIBLE                 (SEAL)
                                               --------------------------------
                                            Name: ILLEGIBLE
                                                 ------------------------------
                                            Title: PRESIDENT
                                                  -----------------------------